Exhibit 99.1

NEWS RELEASE Contact: Jim Albrecht, Chief Financial Officer Email: ir@Globalscape.com Contact: Jim Fanucchi, Summit IR Group, Inc. Phone number: (408) 404-5400 Email: ir@Globalscape.com

Globalscape Announces Financial Results for the Second Quarter of Fiscal 2012

Revenue for the First Half of Fiscal 2012 Increased 7% over the First Half of Fiscal 2011

SAN ANTONIO, Texas — August 9, 2012 — GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, today announced its financial results for the three and six month periods ended June 30, 2012.

Revenue was $5.7 million for the second quarter of 2012, which was consistent with revenue of $5.7 million for the second quarter of 2011. Revenue for the six months ended June 30, 2012, was $11.1 million, compared with $10.4 million for the six months ended June 30, 2011, representing a 7% increase.

This revenue performance resulted from continued sales strength in the Company’s EFT Server products as a whole combined with increased maintenance and support (M&S) contract renewal sales across the majority of its product lines. The increase in M&S renewals combined with strong bookings for future product sales and services resulted in the Company’s deferred revenue, plus contractual agreements under which revenue will be earned in future periods, growing to $8.8 million at June 30, 2012 from $7.8 million at June 30, 2011, or an increase of 12%.

The Company reported a net loss of $140,000, or ($0.01) per share, in the second quarter of 2012, compared with net income of $471,000, or $0.03 per share, in the same quarter last year. Adjusted EBITDA was $478,000 in the second quarter of 2012 compared with $1.2 million for the same period in 2011.

For the six months ended June 30, 2012, the Company reported a net loss of $393,000 or ($0.02) per share compared with net income of $529,000 or $0.03 per share for the comparable period in 2011. Adjusted EBITDA was $658,000 for the six months ended June 30, 2012 compared with $1.7 million for the same period in 2011.

Operating expenses were approximately 16% higher in the second quarter of 2012 compared with the same quarter in 2011, and approximately 20% higher for the first six months of 2012 compared to the same period in 2011. The increase was primarily due to the integration of TappIn, Inc., acquired in December 2011, into the Company’s operations and the incremental costs of the ongoing development and management of that product line. These higher operating expenses contributed to the net loss and lower Adjusted EBITDA in the second quarter of 2012 even though revenue was essentially the same as the second quarter of 2011. Operating expenses in the second half of 2012 are expected to be comparable with the first half of the 2012.

Net cash used for operating activities for the second quarter of 2012 was $81,000, compared with net cash provided by operating activities of $1.1 million in the second quarter of 2011. For the first six months of 2012, net cash used for operating activities was $744,000 compared with net cash provided by operating activities of $1.5 million during the first six months of 2011. These changes were primarily due to the net loss incurred during the first half of 2012 combined with slower than expected accounts receivable collections. The Company expects that increased revenue and stable operating expenses during the remainder of 2012, combined with a focus on accounts receivable collections, will result in positive cash flow from operating activities for the second half of 2012 and the year as a whole.

“We achieved revenue growth of 7% in the first half of 2012 and increased our deferred revenue 12% compared with the same period in 2011. These increases came primarily from our enterprise managed file transfer solutions, including our cloud-based subscription services, and continued strong maintenance and support contract renewal activity, ” said Jim Morris, Chief Executive Officer of Globalscape. “Our decreased earnings reflect anticipated, increased expenses resulting primarily from the integration of TappIn, Inc. and its products into the Company. We believe these increased expenses represent a prudent, near-term investment allowing us to enter and extend our presence in the rapidly growing secure content mobility market, which we regard as potentially transformational in future periods. We continue to expect revenue will increase year-over-year and that we will return to profitability and generate positive cash flow from our operations in the second half of the year.”

Recent Highlights

In July, Globalscape announced the appointment of Jim Albrecht as Chief Financial Officer, finalization of a significant new contract with the US Army, and establishment of a partner relationship with ESET, a leading provider of antivirus solutions.

Mr. Albrecht brings 35 years of business and financial leadership in the software, high technology, and biotechnology industries to Globalscape. He is responsible for the company’s financial, treasury, and accounting activities, and their integration with the company’s overall strategic growth plan.

Under the new Army contract, Globalscape will continue supporting the Standard Army Maintenance System-Enhanced (SAMS-E) logistics program. This is the fourth US Army contract for the Company since 2005. The new contract extends through July 2013, replacing a previous three-year contract awarded in 2009. This sole source contract is for $1.35 million over the first year, with the revenue recognized in equal installments over the term of the agreement, and also includes two one-year options that, if exercised, could result in a total value of $4.4 million over the next three years, making it potentially the largest single contract win in company history.

Through the ESET partner relationship, ESET will offer TappIn’s secure content mobility solution to customers wanting remote access and file sharing capability, without sacrificing the protection afforded by ESET’s antivirus solution. Customers will be able to securely access and share their data without prepositioning content in the Internet cloud. The TappIn approach reduces attack vectors and keeps data more securely stored on devices already protected by ESET’s antivirus and anti-malware solutions.

Globalscape also announced in the second quarter 2012 several product awards, an additional hosted services partner, the opening of a new office in Seattle, and an original equipment manufacturer (OEM) partner for the TappIn solution.

In April, three Globalscape products were named 2012 Network Product Guide Award Finalists. The Network Products Guide awards highlight the best products and services, roadmaps, industry directions, technology advancements, and independent product evaluations of the year. Globalscape’s Mail Express™, Wide Area File Services (WAFS), and TappIn™ by Globalscape® were named finalists in the “Email, Security and Management,” “Social Media, Networking or Collaboration Solutions,” and “Mobile/Wireless Solution” categories, respectively.

Also in April, during the 2012 Infosecurity Europe conference in London, Globalscape announced that it had partnered with Peer 1 Hosting to meet growing European demand for the Hosted EFT Server solution. Hosted EFT Server allows organizations to securely exchange business-to-business data, including large files and sensitive data, through the cloud. Globalscape partnered with Peer 1 Hosting to provide the cloud infrastructure in the region, and also named Pro2col Ltd. as a primary managed file transfer reseller.

In May, Globalscape announced the expansion of its operations, opening a new Seattle office. The new office is strategically located to drive continued development of the Company’s secure content mobility solutions. This expansion into the Pacific Northwest follows the acquisition of Seattle-based TappIn. The Seattle office will serve as a hub for research and development and a base for recruiting top talent and driving innovation.

In June, TappIn announced a partnership with QNAP whereby the TappIn by Globalscape secure content mobility solution will be available to QNAP’s customers using the storage vendor’s popular network-attached storage (NAS) devices. TappIn provides a secure, integrated service for customers to receive mobile access to digital content stored on a QNAP Turbo NAS device from any web browser, tablet, or smartphone, including Apple iOS®, Google® Android™, Windows Phone 7®, and Kindle Fire. TappIn’s innovative secure cloud pathway eliminates the need to upload, sync, or pay for additional cloud storage. With the TappIn service, QNAP Turbo NAS customers can securely access and share files of any size with encryption to safeguard content.

Also during June, Info-Tech Research Group designated Globalscape a “Champion” in its Vendor Landscape matrix and awarded the company “Exemplary Performer” status in both security strength and ad hoc file transfer capabilities. Notably, the evaluation of the Company’s strategy garnered one of the highest possible scores—due in part to the TappIn acquisition and the Company’s approach to mobile file access. Also playing a role in Globalscape’s rating was the assessment of Globalscape’s EFT Server Enterprise™. Commended for its ability to meet advanced security requirements, its flexible deployment options, and Globalscape’s responsive customer support, EFT Server also received the highest marks for its available features and flexible system architecture.

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Conference Call August 9, 2012 at 4:30 p.m. ET

Globalscape management will hold a conference call Thursday, August 9, 2012 to discuss the second quarter 2012 financial results and other corporate matters at 4:30 p.m. Eastern Time/3:30 p.m. Central Time. Those wishing to join should dial 1-800-380-1061and use Conference ID # 14689304. A live webcast of the conference call will also be available in the investor relations page of the company’s website at www.Globalscape.com. A webcast replay of the conference call will be available on the Company’s website through September 9, 2012.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, Globalscape has been helping businesses and consumers – including 15,000 companies in more than 150 countries – facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn Inc., Globalscape also offers customers the ability to access and share documents, pictures, videos, and music – anytime, from anywhere – easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.Globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.

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GlobalSCAPE, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share amounts)

	June 30, 2012	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,132	$8,861
Accounts receivable (net of allowance for doubtful accounts of $114 and $170 on June 30, 2012 and December 31, 2011, respectively)	4,338	3,433
CoreTrace receivable	911	761
Federal income tax receivable	481	244
Current deferred tax assets	621	938
Prepaid expenses	238	239

Total current assets	13,721	14,476
Fixed assets, net	1,240	1,067
Long term investments	3,000	3,000
Investment—CoreTrace	2,278	2,278
Intangible assets, net	4,373	4,815
Goodwill	12,712	12,712
Other assets	41	30

Total assets	$37,365	$38,378

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$326	$591
Accrued expenses	1,311	1,396
TappIn earn out, current portion	3,303	3,303
Long term debt, current portion	1,305	1,276
Deferred revenue	6,588	6,248

Total current liabilities	12,833	12,814

Deferred tax liabilities	84	573
Deferred revenue, non-current portion	1,447	1,383
Other long term liabilities	58	54
TappIn earn out, non-current portion	3,694	3,694
Long term debt, non-current portion	5,064	5,724

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000 authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001 per share, 40,000,000 authorized, 18,789,897 and 18,691,947 issued June 30, 2012 and December 31, 2011, respectively	19	19
Additional paid-in capital	13,920	13,478
Treasury stock, 403,581 shares, at cost, at June 30, 2012 and December 31, 2011.	(1,452)	(1,452)
Retained earnings	1,698	2,091

Total stockholders’ equity	14,185	14,136

Total liabilities and stockholders’ equity	$37,365	$38,378

GlobalSCAPE, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Operating Revenues:
Software licenses	$2,541	$2,866	$4,885	$4,857
Maintenance and support	2,611	2,281	5,251	4,504
Professional services	411	523	739	927
Other	139	40	220	66

Total Revenues	5,702	5,710	11,095	10,354
Operating Expenses:
Cost of revenues	313	529	631	898
Selling, general and administrative expenses	4,243	3,511	8,395	6,706
Research and development expenses	897	762	1,839	1,547
Depreciation and amortization	321	193	637	397

Total operating expenses	5,774	4,995	11,502	9,548

(Loss) income from operations	(72)	715	(407)	806
Other (expense) income, net	(61)	13	(127)	13

(Loss) income before income taxes	(133)	728	(534)	819
(Benefit) provision for income taxes	7	257	(141)	290

Net (loss) income	$(140)	$471	$(393)	$529

Comprehensive (loss) income	$(140)	$471	$(393)	$529

Net (loss) income per common share—
Basic	$(0.01)	$0.03	$(0.02)	$0.03
Diluted	$(0.01)	$0.03	$(0.02)	$0.03

Weighted average shares outstanding:
Basic	18,320	17,997	18,304	17,969
Diluted	18,320	18,761	18,304	18,727

.

GlobalSCAPE, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the six months ended June 30,
	2012	2011
Operating Activities:
Net (loss) income	$(393)	$529
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Bad debt expense (recoveries)	(14)	(170)
Depreciation and amortization	637	397
Stock-based compensation	428	517
Deferred taxes	(172)	(96)
Excess tax deficiency from share-based compensation	5	—
Changes in operating assets and liabilities:
Accounts receivable	(891)	6
CoreTrace receivable	(150)	(299)
Prepaid expenses	1	102
Federal income tax	(242)	254
Other assets	(11)	—
Accounts payable	(265)	238
Accrued expenses	(85)	(286)
Deferred revenues	404	154
Other long-term liabilities	4	154

Net cash provided by (used in) operating activities	(744)	1,500

Investing Activities:
Purchase of property and equipment	(190)	(70)
Software development costs	(178)	—

Net cash (used in) investing activities	(368)	(70)
Financing Activities:
Proceeds from exercise of stock options	19	123
Tax deficiency from share-based compensation	(5)	(25)
Notes payable principle payments	(631)	—

Net cash (used in) provided by financing activities	(617)	98
Net (decrease) increase in cash	(1,729)	1,528
Cash at beginning of period	8,861	11,087

Cash at end of period	$7,132	$12,615

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest on notes payable	$154	$—

Income taxes	$271	$157

GlobalSCAPE, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net (loss) income	(140)	471	(393)	529
Add (subtract) items to determine adjusted EBITDA:
Income tax expense	7	257	(141)	290
Other expense	61	(13)	127	(13)
Depreciation and amortization	321	193	637	397
Stock-based compensation expense	229	258	428	481

Adjusted EBITDA	$478	$1,166	$658	$1,684

Adjusted EBITDA [Earnings before Interest, Taxes, Total Other Income (Expense), Depreciation, and Amortization (including amortized stock-based compensation expense)] is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for net income. Adjusted EBITDA has limitations as an analytical tool and when assessing our operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with generally accepted accounting principles.